EXHIBIT 99.5

IRREVOCABLE PROXY

The undersigned agrees to, and hereby grants to ORSON OLIVER and SEAN GARBER, jointly, an irrevocable proxy pursuant to the applicable provisions of the Florida Statutes (Fla. Stat. §607.0721 et. al.), to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock (the "Stock") of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Corporation") now owned or hereafter acquired by the undersigned as fully, to the same extent, and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Florida corporation. The undersigned hereby affirms that this proxy is given as a condition of that certain or those certain Management Agreements entered into on December 1, 2013, by and between the Corporation, the undersigned and Sean Garber/Algar, Inc., and as such is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by ORSON OLIVER and SEAN GARBER, jointly, for the period beginning the date hereof and ending on [i] November 19th, 2014 or [ii] the maximum period of time allowed under Florida law, whichever is longer, unless sooner terminated in accordance with the provisions of said Management Agreements. It is further understood by the undersigned that pursuant to the terms and provisions of said Management Agreements that this proxy is to be renewed annually or as frequently as may be necessary to remain effective during the term of said Management Agreements.
This proxy shall remain in full force and effect and be enforceable against any donee, transferee, or assignee of the stock.

K & R, LLC,
a Kentucky limited liability company

By:    __/s/ Harry Kletter_________ _______
Name:    __Harry Kletter ___________________
Title:    __President ______________________
Date:    __November 19th, 2013 ____________